Exhibit 10.26
ICG COMPENSATION CLAWBACK POLICY
In addition to any other remedies available to ICG Group, Inc. (together with its subsidiaries, “ICG”), if the Board of Directors of ICG Group, Inc. (the “Board”) (or, at the discretion of the Board, a duly authorized committee of the Board) determines in its sole discretion that it is appropriate, ICG may recover (in whole or in part) any performance-based bonus or other incentive-based compensation paid to any officer of ICG after the date hereof to the extent that such bonus or compensation is based upon any financial results that were impacted by such officer’s fraud or intentional misconduct.
Adopted: April 16, 2010

Amended: June 20, 2011